Exhibit (a)(1)(iv)

OFFER BY

WESTERN ASSET INVESTMENT GRADE DEFINED OPPORTUNITY TRUST INC.

TO PURCHASE FOR CASH

UP TO 100% OF THE FUND’S OUTSTANDING SHARES OF

COMMON STOCK

AT 100% OF NET ASSET VALUE PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON OCTOBER 1, 2024 OR SUCH LATER DATE

TO WHICH THE OFFER IS EXTENDED (“TERMINATION DATE”)

THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated September 3, 2024, of Western Asset Investment Grade Defined Opportunity Trust Inc., a Maryland corporation registered under the Investment Company Act of 1940 as a closed-end, non-diversified management investment company (the “Fund”), and a related Letter of Transmittal (which together constitute the “Offer”), pursuant to which the Fund is offering to purchase up to 100% of the Fund’s outstanding shares of common stock (the “Shares”), upon the terms and conditions set forth in the Offer.

A tender of your Shares can be made only by us as the registered holder and only pursuant to your Instructions. The Offer to Purchase and the Letter of Transmittal are being sent to you for your information only. They cannot be used by you to tender Shares held by us for your account. We are the registered holder of Shares held for your account.

Your attention is called to the following:

1. The purchase price to be paid for the Shares is an amount per Share, equal to 100% of the net asset value per Share as determined by the Fund at the close of regular trading session on the New York Stock Exchange on October 1, 2024, or if the Offer is extended, on the next trading day after the day to which the Tender Offer is extended. The current net asset value of the Fund is calculated daily and may be obtained by calling Georgeson LLC, the Fund’s Information Agent, toll free at (866) 461-7052, or by calling the Fund toll free at (888) 777-0102. The Offer is not conditioned upon any minimum number of Shares being tendered.

2. Upon the terms and subject to the conditions of the Offer, the Fund will purchase all Shares validly tendered on or prior to 5:00 p.m., New York City time, on October 1, 2024, or such later date to which the Offer is extended (the “Termination Date”).

3. No fees or commission will be payable to the Fund in connection with the tender offer. However, tendering Stockholders may be obligated to pay brokerage commissions, or subject to Instruction 6, “Stock Transfer Taxes,” of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund pursuant to the Offer.

4. Your instructions to us should be forwarded in ample time before the Termination Date to permit us to submit a tender on your behalf.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

Exhibit (a)(1)(iv)

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law. Following the Offer, if less than $50 million of net assets remain in the Fund, the Offer will be cancelled and the Fund will liquidate on or about December 2, 2024.

None of the Fund, its Board of Directors or its investment manager or subadvisers is making any recommendation to any Stockholder whether to tender or refrain from tendering Shares in the Offer. Each Stockholder is urged to read and evaluate the Offer and accompanying materials carefully.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated September 3, 2024 relating to Western Asset Investment Grade Defined Opportunity Trust Inc. (the “Fund”) to purchase up to 100% of the Fund’s outstanding shares of Common Stock, par value $0.001 per share (the “Shares”).

The undersigned instructs us to tender to the Fund the number of Shares indicated below (which are held by us for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal that we have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

☐ All Shares held for the undersigned;

Or

☐ _________ Shares (Enter number of Shares to be tendered).

PLEASE SIGN HERE

Dated: , 20

Name(s):
(please print)

Address:
	City	State	Zip Code

Area Code and Telephone Number:

Employer Identification or Social Security Number:

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